EXHIBIT 10.2

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Proprietary Information: Yuva Bio, Inc.

COLLABORATION & LICENSE AGREEMENT

This Collaboration and License Agreement (this “License Agreement” or “Agreement”) is made and entered into as of the date of the last signature herein (the “Effective Date”), by and between Yuva Biosciences, Inc., a Delaware corporation with its principal place of business at 1500 First Avenue N, Suite L133, Birmingham, AL 35203 (“Yuva Bio”), and Elevai Labs, Inc., a Delaware corporation with its principal place of business at 1120 Newport Center Drive, Suite 250, Newport Beach, California 95618 (“ELEVAI”). In this Agreement, Yuva Bio and ELEVAI are collectively referred to as the “Parties” and each individually as a “Party”.

RECITALS

WHEREAS, Yuva Bio has unique expertise and innovations in the field of restoration and protection of mitochondrial function that could lead to products that offer value for people experiencing aging including skin aging or hair aging;

WHEREAS, Yuva Bio is the owner or licensee of certain patents, know-how and other technical information relating to the use of certain compounds to protect and restore mitochondrial function and mitochondrial biogenesis, as well as a platform of technologies to discover such compounds;

WHEREAS, ELEVAI operates in the field of the use of exosomes in skincare;

WHEREAS, ELEVAI desires to enter into a collaboration with Yuva Bio to research, develop, manufacture and commercialize products under Yuva Bio’s Licensed IP in order to create skincare products in the Field (the “Purpose”); and

WHEREAS, Yuva Bio desires to grant ELEVAI, and ELEVAI desires to accept from Yuva Bio, a license under the Licensed IP to Develop and Manufacture (each, as defined below) Licensed Products in the Field in the Licensed Territory for the sole purpose of Commercializing such Licensed Products in the Field in the Licensed Territory, and to Develop Combination Products in the Field in the Licensed Territory, all on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree, as follows:

AGREEMENT

1.	Definitions.

As used herein, the following terms shall have the meanings set forth below:

1.1

“Affiliate” means any entity which directly or indirectly controls or is controlled by any other entity. The term “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares entitled to vote for the election of directors, or (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interests with the power to direct the management and policies of such non-corporate entities.

[*]: THE IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THE AGREEMENT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

1.2

“Authorized Channel” means the physician market channel, comprised of (i) dermatologists, plastic surgeons and other physicians that prescribe or dispense topical dermatological preparations, (ii) partnerships, corporations and other entities comprised of the persons referred to in clause (i), and (iii) distributors for resale to the channels of trade referred to in clause (i), and such other channels of trade, if any, as the Parties may mutually agree from time to time.

1.3

“Background Intellectual Property” mean (a) Intellectual Property invented, created, acquired, or developed by a Party prior to the Effective Date; or (b) Intellectual Property invented, created, acquired, or developed independently by a Party after the Effective Date without use of the other Party’s Confidential Information.

1.4	“Clinical Trial” shall mean any clinical study in humans of a Licensed Product.

1.5

“Clinical Trials Completion Date” means the date on which the Clinical Trials are completed as to a Licensed Product in a License Territory at all trial sites and all Results thereof are finalized, which finalization shall not be more than two (2) months after the final participants complete their use of the samples.

1.6

“Combination Product” means any product that is not a Licensed Product: (i) for which the manufacture, use, sale, offer for sale, export, import of other disposition of which, but for the grant of a license, would infringe or contribute to the infringement of the Yuva Bio Patents or (ii) which incorporates Yuva Bio Technology.

1.7

“Commercialize”, “Commercialization” and “Commercializing” shall mean to (directly or indirectly through any third party) import, market, advertise, warehouse, distribute and sell, and educate potential customers about, any product, including responsibility for pricing and reimbursement and interacting with any Regulatory Authority regarding the foregoing.

1.8

“Confidential Information” means, with respect to a Disclosing Party, all non-public information of any kind whatsoever (including data, materials, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public Intellectual Property as defined herein), and all tangible and intangible embodiments thereof of any kind whatsoever (including materials, samples, compositions, documents, drawings, patent applications, records and reports) of the Disclosing Party and/or its Affiliates, which are disclosed by the Disclosing Party and/or its Affiliate to the Receiving Party and/or its Affiliate, including any and all copies, replication or embodiments thereof. Confidential Information of both Parties includes the terms, conditions and provisions of this Agreement.

Notwithstanding the foregoing, Confidential Information of a Disclosing Party shall not include information that the Receiving Party can establish by reasonably competent proof to have (a) been publicly known prior to disclosure of such information by the Disclosing Party and/or its Affiliate to the Receiving Party and/or its Affiliate, (b) become publicly known, without fault on the part of the Receiving Party and/or its Affiliate, subsequent to disclosure of such information by the Disclosing Party and/or its Affiliate to the Receiving Party and/or its Affiliate, (c) been received by the Receiving Party and/or its Affiliate from a source rightfully having possession of, and the right to disclose, such information free of an obligation of confidentiality, (d) been otherwise rightfully known by the Receiving Party and/or its Affiliate prior to disclosure of such information by the Disclosing Party and/or its Affiliate to the Receiving Party and/or its Affiliate, or (e) been independently developed by employees or agents of the Receiving Party and/or its Affiliate without the use of Confidential Information of the Disclosing Party and/or its Affiliate.

1.9

“Developed IP” means Intellectual Property developed by either Party during the Term (individually or jointly) and relating to the Purpose, or any improvements, enhancements or derivative works thereof.

1.10

“Development” shall mean any and all activities, including research, discovery, compound identification, formulation and generation, non-clinical and pre-clinical testing and trials and Clinical Trials, post-approval studies, production process development and formulation and related regulatory activities. “Develop” and “Developing” shall have corresponding meanings.

1.11

“ELEVAI Developed IP” means Developed IP modifying, arising from or derived from ELEVAI Background Intellectual Property without reference to or incorporation of any Licensed IP or Yuva Bio Background Intellectual Property.

1.12	“Exosome” means nano-sized extracellular vesicles of endosomal origin released from stem cells and enveloped in a lipid bilayer.

1.13	“Field” means non-prescription skincare products for topical application that are offered or sold in Authorized Channels.

1.14

“First Commercial Sale” means with respect to any Licensed Product in a Licensed Territory, the first sale of such Licensed Product under this Agreement. Licensed Products used in testing, Clinical Trials, or as marketing samples to develop or promote Licensed Products shall be excluded from commercial sales.

1.15	“GAAP” means United States generally accepted accounting principles, consistently applied.

1.16

“Insolvency Event” means: (a) ELEVAI ceases to function as a going concern by suspending or discontinuing its business; (b) ELEVAI is the subject of voluntary or involuntary bankruptcy proceedings instituted on behalf of or against ELEVAI (except for involuntary bankruptcy proceedings that are dismissed within 90 days); (c) an administrative receiver, receiver and manager, interim receiver, custodian, sequestrator, or similar officer is appointed for ELEVAI; or (d) ELEVAI makes any general assignment for the benefit of all of its creditors.

1.17

“Intellectual Property” means all of the following: (a) patent applications, continuation applications, continuation-in-part applications, divisional applications, and patents corresponding to any of the foregoing that may grant or may have been granted on any of the foregoing, including reissues, re-examinations and extensions and any supplemental protection certificates, or the like; (b) all Know-How, work product, trade secrets, inventions (whether patentable or otherwise), data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether patentable or not; (c) copyrightable works, copyrights and applications, registrations and renewals; (d) logos, trademarks, service marks, and all applications and registrations relating thereto; (e) other proprietary rights; (f) any regulatory exclusivities or the like; and (g) copies and tangible embodiments of any one or more of the foregoing. For purposes of clarity, all data, information and methods related to the Licensed Product and its components developed in connection with this Agreement shall be considered Intellectual Property, whether or not patentable, confidential, or otherwise subject to intellectual property protection laws.

1.18

“Know-How” means all of the following: manufacturing protocols and methods, product specifications, analytical methods and assays, processes, formulations, product designs, plans, trade secrets, ideas, concepts, manufacturing information, engineering and other manuals and drawings, standard operating procedures, testing and clinical trial data, subject photos, and all other technical or other proprietary information, flow diagrams, chemical data, pharmacological data, pharmacokinetic data, toxicological data, pharmaceutical data, physical and analytical data, safety data, quality assurance data, quality control and clinical data, technical information, other data, and research records.

1.19

“Licensed Compound” means the proprietary compound described in the Information Transfer Package known as “Compound Y100” in any form, and includes both the constituent, the botanical extract or extracts of which it is a constituent and any compounds which are materially structurally similar even if referred to under a different name.

1.20	“Licensed IP” means Yuva Bio Patents and Yuva Bio Technology.

1.21

“Licensed Product” means any product (a) that contains the Licensed Compound or (b) for which the manufacture, use, sale, offer for sale, export, import or other disposition of which, but for the grant of a license, would infringe or contribute to the infringement of the Yuva Bio Patents or which incorporates Yuva Bio Technology, including any product that contains the Licensed Compound and any Exosome(s), stem cell derived ingredients, or which Exosomes serve as a carrier for the Licensed Compound.

1.22

“Licensed Territory” means (i) the United States, and its territories and possessions, and Canada (collectively, the “Core Territory”), and (ii) any other territory mutually agreed upon as an additional Licensed Territory.

1.23

“Manufacture” or “Manufacturing” mean activities directed to making, having made, manufacturing, processing, filling, finishing, packaging, labeling, stability testing, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any compound or product, including oversight and management of vendors therefor and including having such activities performed by Third Party subcontractors, whether for pre-clinical, clinical or commercial purposes.

1.24

“Minimum Royalty” means the guaranteed, non-refundable minimum annual royalties to be credited against Earned Royalties payable, and as a material and additional consideration and inducement to Yuva Bio to execute this Agreement, as calculated under Section 5.

1.25	“Mitochondrial Developments” means all Developed IP that relate to compounds discovered or designed to improve mitochondrial health.

1.26

“Net Sales” means the gross the gross amount invoiced or otherwise charged (whether consisting of cash or any other forms of consideration) by ELEVAI or its Affiliate for the sale of Licensed Products , in arm’s length transactions with Third Parties (other than Affiliates and licensees) during such period, less a provision for the following deductions from such gross amounts (such gross amounts, the “Gross Sales”) as allocable to such Licensed Products (if not previously deducted from the gross amount invoiced) to the extent estimated, actually incurred, allowed or taken and included in the invoiced gross sales price; provided, however, all estimated amounts shall be reconciled with such amounts actually incurred, allowed or taken for such items, no less frequently than annually: (i) credits or allowances given or made for damaged Licensed Products returns, rejections of, or uncollectible amounts on Licensed Products, price adjustments, billing errors, and retroactive price reductions; (ii) price reductions or rebates actually imposed by reason of governmental requirement; (iii) normal and customary trade, cash and quantity discounts, rebates, allowances and credits allowed or paid; (iv) commissions relating to import or transportation of Licensed Products paid to Third Party distributors, brokers or agents (excluding sales personnel, sales representatives and sales agents who are employees or consultants of ELEVAI, its Affiliates or their respective licensees) in countries outside the United States in which such commissions are paid by deducting such commissions from the gross sales invoiced for sales to such Third Parties; (v) transportation costs, including insurance, for outbound freight related to delivery of the Licensed Product, all to the extent included in the Third Party invoice; and (vi) sales taxes, duties, value added taxes (but only to the extent such value added tax is actually incurred by, and is not reimbursable, refundable or creditable), tariffs and other taxes directly linked to the sales or import of the Licensed Product that are non-refundable, all to the extent included in the Third Party invoice.

The dollar value of the specific deductions taken under, and the dollar value of the general provisions of (i) through (vi) above shall be adjusted periodically as necessary to reflect amounts actually incurred. Notwithstanding anything herein to the contrary, in all cases Net Sales and Gross Sales shall be determined in accordance with GAAP. Consideration for sales of Licensed Products for other than cash shall be valued at fair market value at the time the invoice is issued by ELEVAI or its licensee to the purchaser of the Licensed Product. Retroactive price reductions, adjustments and rebates may be deducted only so long as they are granted on a basis that does not discriminate inequitably between Licensed Products and any other products that may be sold to the same customers.

If a Licensed Product is sold together, for a single price, with one or more products or services that are not Licensed Products and which are also sold as separate products or services on a standalone basis (e.g. a kit that is not a Licensed Product) (a “Package Product”), the gross amount invoiced for such Licensed Product for purposes of calculating Net Sales will be calculated by multiplying the gross amount invoiced for such Package Product by the fraction A/(A+B), where “A” is the average invoice price for such Licensed Product when sold separately and “B” is the average invoice price of such other product(s) or service(s) when sold separately.

If the other product(s) or service(s) in the Package Product are not sold separately, then the gross amount invoiced for the Licensed Product for purposes of calculating Net Sales will be calculated by multiplying the gross amount invoiced for such Package Product by the fraction A/C where “A” is the average invoice price of the Licensed Product when sold separately, and “C” is the average invoice price of the Package Product.

Transfer of a Licensed Product within or between ELEVAI and an Affiliate for sale by the transferee shall not be considered a Net Sale for purposes of ascertaining royalty charge. Sales to a third party distributor who purchases Licensed Products for resale at a markup will be included in Net Sales, but the subsequent resale by such distributor will not be included in Net Sales.

1.27	“Option Exercise Period” means the period beginning on the Effective Date and ending three (3) years after the First Commercialization Date for the Core Territory.

1.28

“Option Request” means a written Development and Commercialization plan for the Licensed Product in the applicable country where (a) Commercialization of such Licensed Product is accomplished within twelve (12) months of the Option Request submission date, and (b) projected Net Sales in such country within twenty-four months of the Option Request submission date equals or exceeds then-current Net Sales in the Core Territory.

1.29

“Proceeding” shall mean any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative or informal) by or before, or otherwise involving, any Governmental Authority or arbitrator.

1.30

“Royalty Term” means the period commencing upon the Clinical Trials Completion Date and continuing until the later of (a) the last to expire Valid Claim that covers the manufacture, use or Sale of such Licensed Product or (b) the eighth (8th) anniversary of the last date on which Yuva Bio Technology was shared with ELEVAI.

1.31

“Third Party” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein (other than Yuva Bio, ELEVAI or their respective Affiliates).

1.32	“Transfer Taxes” means any transfer, stamp, value added (VAT), sales, use or similar indirect taxes (e.g., goods and services).

1.33

“Valid Claim” means a claim in an issued, unexpired Yuva Bio Patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court, other body or governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost, disclaimed, denied or admitted to be invalid or unenforceable through an interference, reissue, or re-examination proceeding. Notwithstanding the foregoing, if a claim of a pending patent application within the Yuva Bio Patents has not issued as a claim of a patent within seven (7) years after its national filing date such claim shall not be a Valid Claim for the purposes of this Agreement, unless and until such claim issues as a claim of an issued patent (from and after which time the same shall be deemed a Valid Claim subject to subsections (a) and (b) above).

1.34

“Yuva Bio Developed IP” means all (i) Mitochondrial Developments and (ii) all Developed IP that results from, incorporates, modifies, improves, or is derived from Yuva Bio Technology or Yuva Bio Confidential Information. For purposes of clarification, Yuva Bio Developed IP shall not include any Developed IP with respect to stem cells, stem cell derived ingredients, exosomes and/or any products or processes which are derivative from any of the foregoing nor shall Yuva Bio Developed IP include any ELEVAI Developed IP.

1.35

“Yuva Bio Patents” means: (a) all patents and patent applications owned by Yuva Bio throughout the world, covering the Yuva Bio Technology; (b) the foreign counterpart patents and patent applications of the respective patents and patent applications referenced in sub-clause (a) above; (c) divisionals, substitutions (only those claims of such substitutions that disclose the same subject matter that is covered by the application for which it is substituted) and continuations, provided that the claims of such applications are entitled to the priority date of the respective of any patents or patent applications referenced in sub-clauses (a) and (b) above; (d) any claim(s) of a continuation-in-part application of any patent application set forth in sub-clauses (a) through (c) above and any such claim(s) in a patent issued from such continuation-in-part application to the extent the claims are directed to subject matter specifically claimed in and are entitled to the priority date of the respective patent or patent application referenced in sub-clauses (a) through (c) above; (e) the patents issued from the patent applications referenced in sub-clauses (a) through (c) above and any reissues, re-examinations, renewals and patent term extensions of such patents.

1.36

“Yuva Bio Technology” means all (i) Mitochondrial Developments and Know-How (including technical information, results, data and other information, in any tangible or intangible form, including databases, discoveries, trade secrets, inventions, practices, methods, tests, assays, techniques, specifications, processes, formulations, formulae, materials, compounds, including pharmaceutical, biopharmaceutical, chemical and biological materials and their sequences, protocols, procedures, drawings, plans, designs, diagrams, sketches, technology and documentation, knowledge, results, devices), (ii) owned by Yuva Bio, whether patentable or otherwise, (iii) relating to the Purpose or compounds discovered or designed to improve mitochondrial health, and (iv) which information is provided to ELEVAI under this Agreement. For purposes of clarification, Yuva Bio Technology shall not include any Development or Know-How with respect to stem cells, stem cell derived ingredients, exosomes and/or any products or processes which are derivative from any of the foregoing.

2.	Marketing Support Options.

2.1

Marketing Support. Yuva Bio will provide up to 20 hours of time upon request by ELEVAI for the purposes of marketing support for the initial product launch of the Licensed Product, which time shall be provided free of charge. Yuva Bio will make reasonable efforts to make its Scientific Founder, Dr. Keshav Singh, available for this marketing support, which may include his participation in marketing events such as promotional videos. Subsequently, ELEVAI may request additional time for marketing support on a paid hourly basis, based on availability of the personnel requested as determined by Yuva Bio’s sole discretion.

2.2

Country-by-Country Option. On a country-by-country basis outside of the Core Territory, Yuva Bio hereby grants to ELEVAI the right and option to obtain the license set forth in Section 3.1 (the “Option”). The Option will be available to ELEVAI at any time during the Option Exercise Period. At any time during the Option Exercise Period, ELEVAI may elect to submit its Option Request. The Parties will meet and discuss in good faith ELEVAI’s intentions to Develop and Commercialize the Licensed Product in such country. Upon Yuva Bio’s written consent (not to be unreasonably withheld, delayed or conditioned), any country subject to the Option Request may become a Licensed Territory, subject to the terms and conditions of this Agreement as of the applicable amendment date. The Parties acknowledge that exercise of the Option in any additional Licensed Territory may require modification or amendments to this Agreement.

2.3

Right of Notification. Should Yuva Bio receive a solicited or unsolicited written offer to acquire either a majority of the assets or at least a majority (51%) of the outstanding equity of Yuva Bio’s assets or enter into a merger with Yuva Bio, then Yuva Bio shall give ELEVAI notice of such offer; provided, however, that Yuva Bio shall have no obligation to provide any specific terms of such offer (including the identity of the offerer or financial terms) to ELEVAI. Nothing in this Section 2.3 shall require Yuva Bio to defer or delay any Third Party offer negotiations or execution of a transaction with a Third Party.

2.4

Right of First Refusal. The following companies shall be considered to be “ELEVAI Direct Competitors”: Benev, ExoCoBio, Kimera, Rion (Plated), AnteAge Skincare, Resilielle, Regenerelle, Evovex. If an ELEVAI Direct Competitor enters into discussions with Yuva Bio regarding the same or a similar license to the Licensed IP in the Field, during the period ending three years from the Effective Date (“ROFR Term”), then Yuva Bio shall notify ELEVAI that an ELEVAI Direct Competitor has so entered into discussions and shall provide ELEVAI with the Right of First Refusal, which must be exercised within twenty business days of the notification. The Right of First Refusal provides ELEVAI with the right to require Yuva Bio not to provide the ELEVAI Direct Competitor with a “Competitive License” to the Licensed IP in the Field during the ROFR Term, provided that ELEVAI makes payments to Yuva Bio to fully compensate Yuva Bio for Yuva Bio’s expected loss in revenue, including upfront fees or other fees as well as royalties. If an ELEVAI Direct Competitor is acquired by or merges with another entity, that ELEVAI Direct Competitor shall be removed from the list and no longer considered an ELEVAI Direct Competitor. A “Competitive License” is defined as a license which includes the right to use the Licensed IP in products which include exosomes.

3.	License.

3.1	License Grants.

(a)

Subject to the terms and conditions in this Agreement, Yuva Bio hereby grants to ELEVAI during the Term a non-exclusive, nontransferable, non-assignable, royalty-bearing right and license, with the right to sublicense (solely as necessary in connection with Section 3.3) under the Licensed IP to Develop, Manufacture and Commercialize Licensed Products in the Field in the Licensed Territory.

(b)

Subject to the terms and conditions of this Agreement (including Section 3.4), Yuva Bio hereby grants to ELEVAI during the Term a non-exclusive, nontransferable, non-assignable, royalty-bearing right and license, with the right to sublicense (solely as necessary in connection with Section 3.3) under the Yuva Bio IP to Develop, Manufacture and Commercialize Combination Products in the Field in the Licensed Territory.

3.2

All rights in the Yuva Bio Patents and Yuva Bio Technology not expressly granted to ELEVAI in this License Agreement are retained by Yuva Bio. Nothing in this Agreement shall be construed as preventing Yuva Bio or its Affiliates from exploiting or licensing the Yuva Bio Patents and Yuva Bio Technology.

3.3

Subcontractors. ELEVAI may perform any of its obligations under this Agreement through one or more subcontractors, consultants, distributors, co-promotion partners, or other vendors (each, a “Subcontractor”) provided that: (a) ELEVAI will remain responsible for (i) the work allocated to, and payment to, such Subcontractors to the same extent it would if it had done such work itself, (ii) the management of any such Subcontractor, and (iii) any breach of this Agreement by a Subcontractor; (b) any Subcontractor must undertake in writing commercially reasonable obligations of confidentiality and non-use regarding Confidential Information that are at least as restrictive as those set forth herein; and, (c) the Subcontractor agrees in writing to (i) presently assign all of its rights, title, and interests in, or, (ii) if such Subcontractor cannot so assign, provide a perpetual, fully-paid, worldwide, fully sublicenseable (through multiple tiers) exclusive license under and to, any Intellectual Property with respect to the Licensed Product developed in the course of performing any such work to ELEVAI or Yuva Bio, as applicable, in order to give full effect to the rights granted to each Party under this Agreement. Any contract with a Subcontractor pertaining to the Licensed IP or Licensed Product will be consistent with the provisions of this Agreement. Furthermore, if the Subcontractor (such as a distributor) is purchasing Licensed Product for resale, then the agreement between ELEVAI and such Subcontractor must require such Subcontractor (and the agreement between such Subcontractor and any subsequent distributor or reseller in the chain of distribution must require such subsequent distributor or reseller) to comply with the reporting, royalty and audit obligations. The engagement of any Subcontractor will not relieve ELEVAI of its obligations under this Agreement.

4.	Development, Manufacture and Commercialization Efforts.

4.1

ELEVAI shall exercise commercially reasonable efforts to Develop, Manufacture and Commercialize the License Product in the Licensed Territory. ELEVAI shall be responsible, at its sole cost and expense, for the Commercialization of each Licensed Product in the Field in the Licensed Territory, including reimbursement, storage, shipment, transportation, and invoicing of customers. ELEVAI shall use commercially reasonable efforts to: (i) Commercialize each Licensed Product in the Field in the Licensed Territory within nine (9) months after Clinical Trial Completion Date; (ii) promote the sales of the Licensed Products in the Field in the Licensed Territory; and (iii) perform its activities under each applicable Progress Reports (defined below).

4.2	Reporting.

(a)

Within sixty (60) days of the Effective Date, ELEVAI shall provide to Yuva Bio a written research and development plan for the Licensed Product. It is understood and agreed that such plan may be amended by ELEVAI in view of the results of its Development activities, with any amendments provided to Yuva Bio in writing.

(b)

No later than sixty (60) days after the anniversary of the Effective Date of each calendar year, ELEVAI shall provide to Yuva Bio a written annual progress report describing progress on Development, Manufacture and Commercialization during the preceding twelve (12) month period and plans for the forthcoming year (“Progress Reports”). ELEVAI shall also provide any reasonable additional data available to ELEVAI which Yuva Bio requires to evaluate ELEVAI’s performance.

(c)

ELEVAI shall keep Yuva Bio reasonably informed of the progress of the Development, Manufacture and Commercialization of the Licensed Product. For clarity, nothing in this Agreement shall provide Yuva Bio with control, authority or discretion over any of the Development, Manufacture or Commercialization decisions or activities, all of which shall remain solely with ELEVAI. ELEVAI shall further have the sole discretion to and no penalties shall become due or liabilities incur to Yuva Bio or arise from its decision to: (a) set prices and establish distribution and resale networks for the License Products; (b) commence or cease Development, Manufacture, Commercialization activities at any time; or (c) engage Third Party vendors, contractors, or manufacturers for the purposes of exercising any of its activities described under this Agreement.

(d)

ELEVAI shall devote its commercially reasonable efforts (but shall not be required) to launch a Licensed Product in each country comprising the Licensed Territory within nine (9) months after the Clinical Trial Completion Date, subject to, with respect to each country, the availability of commercially acceptable pricing, competitive conditions, product life cycle and other customary commercial conditions.

4.3

Clinical Trials. Prior to the Effective Date, Yuva Bio has made available to ELEVAI, and may continue during the Term to make available, data, materials and information (the “Information Transfer Package”), all of which constitutes Yuva Bio’s Confidential Information and Yuva Bio Technology. Such Information Transfer Package includes, without limitation: the identity of the Licensed Compound, samples of Licensed Compound, descriptions of methods and uses and formulations, test results using Licensed Compound, and other related information, which may include reports from Third Party contractors engaged by Yuva Bio, methods of combining the Licensed Compound with delivery methods including, but not limited to, nanoencapsulation and chemical conjugation, sources for Licensed Compound and for nanoencapsulation products and services, existing in vitro and in vivo pre-clinical and clinical data related to the Licensed Compound and all safety testing data, all future like data related to the Licensed Products as from time to time constituted which Yuva Bio is not prohibited from disclosing pursuant to agreements with Third Parties. Nothing in this Agreement is or shall be construed as a warranty or representation of Yuva Bio that the Information Transfer Package is accurate, applicable, appropriate or constitutes a representations that the Licensed Product will be successful.

4.4

Project Information and Marketing. ELEVAI shall distribute each Licensed Product with all packaging, warranties, disclaimers, and product information as required by applicable law in the Licensed Territory. In no event shall Yuva Bio assume any liability for materials created or used by ELEVAI. ELEVAI agrees that its Commercialization efforts will not reflect unfavorably on, or dilute in any way, the image of excellence of Yuva Bio and the high level of ethical marketing practiced by Yuva Bio and its other licensee and distributors. ELEVAI shall not take any action, or omit to take any action, that would impair such image of such Licensed Product or of Yuva Bio. ELEVAI further agrees that it will: (i) present each Licensed Product fairly to potential customers; (ii) not disparage in any manner such Licensed Product, Yuva Bio, and any trademarks, trade names or service marks owned or used by Yuva Bio, whether in connection with sales of such Licensed Product or otherwise; and (iii) not attempt to register or otherwise assert any rights in or to any trademarks, trade names or service marks owned or used by Yuva Bio in connection with Licensed Product.

4.5

Joint Trials. The Parties agree to conduct Clinical Trials jointly (“Joint Trials”) of the Licensed Compound for the purpose of evaluating the Licensed Compound’s effect on improving the appearance of skin and any other metrics jointly agreed upon by the Parties. The Joint Trials may include combining the Licensed Compound with ELEVAI’s exosome technology. The Parties shall mutually agree on the work plan for carrying out the Joint Trials and the protocols for the Joint Trials. ELEVAI shall use commercially reasonable efforts to provide proposed work plans and protocols for the initial Joint Trial within sixty (60) days of the Effective Date for the Core Territory.

(a)

ELEVAI shall be the regulatory lead and the sponsor of record with respect to the Joint Trials. Yuva Bio shall provide ELEVAI with all assistance reasonably required to support regulatory submissions and/or obtain regulatory approvals if required for the performance of the Joint Trials.

(b)

Yuva Bio shall pay for all costs for any support from Yuva Bio personnel related to the Joint Trials. ELEVAI shall pay for all other costs, including all fees from the clinical trial provider and all costs for providing the necessary quantities of formulated materials containing the Licensed Compound.

(c)	The Joint Trials shall begin within six (6) months of the Effective Date, and shall be concluded within twelve (12) months of the Effective Date.

(d)	The work plan and protocols for any additional Joint Trials shall be approved by Yuva Bio in writing, which approval shall not be unreasonably withheld or delayed.

4.6

Results. Any data, reports, summaries, and other documentation (including works in progress) generated in the performance of and other results of the Clinical Trials (collectively “Results”) shall be, as between the parties, be owned by ELEVAI, subject to the following: Yuva Bio retains a worldwide, non-exclusive, paid-up, sublicensable, transferable, assignable, perpetual and irrevocable, non-exclusive license to use, reproduce, modify, distribute, and create derivative works of the Results.

5.	Financial Provisions.

5.1

Development Costs and Upfront Fee. Except as otherwise expressly stated herein, ELEVAI will be solely responsible for all Development, Manufacture and Commercialization costs incurred. As a condition precedent to this License Agreement, ELEVAI agrees to pay YuvaBio an upfront fee on the Effective Date. This up-front license fee is $5,000.

5.2	Minimum Royalties. Minimum Royalties in respect of any calendar year shall be calculated as follows:

(a)	If a Clinical Trial has been completed prior to the first anniversary of the Effective Date:

For the calendar year beginning the January 1st following the one year anniversary of the Clinical Trial Completion Date (“Year 1”)	$[*]
For the calendar year beginning the January 1st following the two year anniversary of the Clinical Trial Completion Date (“Year 2”)	$[*]
For the calendar year beginning the January 1st following the three year anniversary of the Clinical Trial Completion Date (“Year 3”)	$[*]
For the calendar year beginning the January 1st following the four year anniversary of the Clinical Trial Completion Date (“Year 4”)	$[*]
For the calendar year beginning the January 1st following the five year anniversary of the Clinical Trial Completion Date (“Year 5”)	$[*]
All subsequent calendar years during the Term	Amount equal to a 10% increase from the Minimum Royalty of the prior year.

(b)	If a Clinical Trial has not been completed prior to the first anniversary of the Effective Date, the Year 1 Minimum Royalty shall be replaced with the following:

For the calendar year beginning the January 1st following the one year anniversary of the Agreement (“Year 1 – No Clinical Trial”)	$[*]

5.3

Earned Royalties. In further consideration for the licenses granted to ELEVAI under this Agreement, ELEVAI shall pay Yuva Bio during the Royalty Term, on a Licensed Product-by-Licensed Product basis, royalties on the Net Sales of each Licensed Product in the Licensed Territory at the following rates:

Aggregate Net Sales of a Licensed Product in any Calendar Year during the Royalty Term	Rate
Portion of aggregate annual Net Sales of each Licensed Product up to one million U.S. dollars ($1,000,000)	[*]%
Portion of aggregate annual Net Sales of each Product greater than or equal to one million U.S. dollars ($1,000,000) up to and including ten million U.S. dollars ($10,000,000)	[*]%
Portion of aggregate annual Net Sales of each Product greater than ten million U.S. dollars ($10,000,000)	[*]%

5.4

Payment Term. Payments under Section 5.3 shall be paid on all sales of Licensed Products-by ELEVAI from the First Commercialization Date of each Licensed Product by ELEVAI and shall expire on a Licensed Product-by-Licensed Product and country-by-country basis upon the later of the following: (i) the last to expire Valid Claim of the Yuva Bio Patents in the country where such Licensed Product is sold; or (ii) ten (10) years after the First Commercialization Date of such Licensed Product in such country (the “Payment Term” for such Licensed Product and country).

5.5

Single Payment. No more than one payment shall be due with respect to a sale of a particular Licensed Product. The rates shall not multiply because the sale of a given Licensed Product is covered by more than one (1) Valid Claim within the country in which such Licensed Product is sold.

5.6

Payment Timing. Minimum Royalties shall be paid in four equal installments on the first day of each calendar quarter of such calendar year. No more than thirty (30) days after the end of each calendar quarter, ELEVAI shall pay to Yuva Bio the amount by which Earned Royalties due and payable for such calendar quarter exceed Minimum Royalties paid for such calendar quarter. In no event shall any difference between Earned Royalties and Minimum Royalties in any calendar quarter affect ELEVAI’s obligations to pay Earned Royalties or Minimum Royalties in any other calendar quarter. In the event of termination of this Agreement, (i) the foregoing settlement shall be made within thirty days of the effective date of such termination, and (ii) royalties shall be payable to whatever extent Earned Royalties accrued through the effective date of termination exceed the Minimum Royalties payable during said period to and including the calendar quarter in which termination becomes effective.

5.7

Royalty Estimates and True Up. Within 30 days following the end of each calendar quarter, ELEVAI shall submit to Yuva Bio a written statement reporting a good faith estimate of Aggregate Annual Net Sales attributable to such calendar quarter and related royalty rate calculation (“Estimated Quarterly Net Sales”) as broken down on a Licensed Product-by-Licensed Product and country-by-country basis, together with the amount of the total royalty payments due Yuva Bio in respect of such Net Sales (“Net Sales Details”). ELEVAI shall pay royalties based on Estimated Quarterly Net Sales. ELEVAI shall provide Yuva Bio with the true Net Sales for such calendar quarter and related Net Sales Details at the time it provides the Estimated Quarterly Net Sales for the following Calendar Quarter and shall reconcile and true-up the payments of royalties for each Calendar Quarter at the time it makes payments on the Estimated Quarterly Net Sales for the next Calendar Quarter.

5.8	Payment; Expenses.

(a)

ELEVAI shall pay all royalties accruing to Yuva Bio in U.S. Dollars, without deduction of exchange, collection, wiring fees, bank fees, or any other charges, within thirty (30) days following the calendar quarter in which Net Sales occur.

(b)	All payments shall be made by wire transfer of immediately available funds to a bank account designated in writing by the recipient Party.

(c)

For converting any Net Sales made in a currency other than United States Dollars, the parties will use the conversion rate published in the Wall Street Journal conversion rate reported by the Chase Manhattan Bank (N.A.), or other industry standard conversion rate approved in writing by Yuva Bio for the last day of the calendar quarter for which such royalty payment is due or, if the last day is not a business day, the closest preceding business day.

(d)

If at any time legal restrictions prevent the prompt remittance of part or all of any royalties with respect to any country in the Licensed Territory where any Licensed Product is sold, payment shall be made through such lawful means or method as the parties reasonably shall determine, the parties agreeing to fully cooperate in effecting such remittance.

(e)	Each Party shall bear its own costs and expenses associated with its responsibilities under this Agreement, except as expressly set forth in this Agreement.

5.9

Transfer Taxes. All payments due by ELEVAI to Yuva Bio in connection with this Agreement shall be exclusive of Transfer Taxes. Any Transfer Taxes shall be deducted against the payments due to Yuva Bio, unless Yuva Bio is required by law to directly pay the applicable Transfer Taxes, in which case Yuva Bio shall directly pay such Transfer Taxes to the proper taxing authority. In either case, the Party responsible under applicable law for remitting such Transfer Taxes to the proper taxing authority shall (i) timely pay the taxes to such taxing authority and timely file any associated tax return (with the other Party cooperating in such filing to the extent required by applicable law or reasonably requested by the Party) and (ii) reasonably promptly after such filing and payment send proof of such filing and payment to the other Party in a manner and form that is reasonably acceptable to such other Party. If ELEVAI fails to deduct any required Transfer Taxes from a payment to Yuva Bio, Yuva Bio agrees to promptly, upon request, return an amount equal to such Transfer Taxes to ELEVAI for payment to the proper taxing authority. Unless the failure by ELEVAI to deduct the Transfer Taxes (or to timely pay any Transfer Taxes to the proper taxing authority) is due to the breach by Yuva Bio of any covenant or agreement it has made under this Agreement, ELEVAI shall be responsible for all additions to tax, interest and penalty charges imposed by the taxing authority with respect to such failure to timely withhold and/or remit the required Transfer Taxes. The Parties agree that, to the extent required by applicable law, Transfer Taxes shall be separately stated on any invoice or other request for payment.

5.10

Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the rate of one and one-half percent (1.5%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

5.11

Records and Audit. ELEVAI shall keep and maintain or cause to be maintained books and records pertaining to the calculation of Net Sales during the Term and for three (3) years thereafter. Such books and the supporting data shall be open to inspection by Yuva Bio or its agents, upon reasonable prior notice to ELEVAI , at all reasonable terms for a term of three (3) years following the date of creation of such records, upon reasonable prior notice to ELEVAI, for the purpose of verifying ELEVAI’s royalty statement or compliance in other respects with this Agreement. Such access will be available to Yuva Bio upon not less than ten (10) business days written notice to ELEVAI , not more than once each calendar year of the Term, during normal business hours, and once a year for three (3) years after the expiration or termination of this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) and five thousand dollar ($5,000) US, discrepancy in reporting to Yuva Bio’s detriment, ELEVAI agrees to pay the full, reasonable cost of such inspection.

6.	Confidentiality.

6.1

Generally. A Receiving Party shall retain in strict confidence, and not disclose, divulge or otherwise communicate to any other Person, any Confidential Information of the Disclosing Party, whether received prior to or after the Effective Date, and shall not use any such Confidential Information for any purpose, except pursuant to the terms of, and as required to carry out such Receiving Party’s obligations under, this Agreement, except that each Receiving Party may disclose Confidential Information of the Disclosing Party to the officers, directors, employees, agents, accountants, attorneys, consultants, subcontractors or other representatives of the Receiving Party or its Affiliates (the “Representatives”) who, in each case, (a) need to know such Confidential Information for the limited purposes of the implementation and performance by the Receiving Party of this Agreement, (b) will use the Confidential Information only for such limited purposes, and (c) are bound by confidentiality obligations no less protective than those set forth in this Agreement. A Receiving Party shall use at least the same standard of care in complying with its confidentiality obligations hereunder as it uses to protect its own Confidential Information of comparable sensitivity and to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Representatives, but in no event less than a reasonable standard of care. The Receiving Party shall be liable for any breach by any of its Representatives of the restrictions set forth in this Agreement. Without limiting the generality of any of the foregoing, the Parties shall not make any disclosure of Confidential Information that would be reasonably likely to preclude the Disclosing Party from obtaining U.S. or foreign patents on any patentable invention or discovery described or otherwise embodied in such Party’s Confidential Information. The Confidential Information of each Party includes information from Third Parties subject to confidentiality restrictions and disclosed by one Party to the other Party.

6.2

Release from Restrictions. A Receiving Party may disclose Confidential Information to the extent that such Confidential Information disclosure is made in response to a valid order or subpoena of a court of competent jurisdiction in the Territory or other Governmental Authority of competent jurisdiction or otherwise required by law, in the reasonable opinion of counsel to the Receiving Party; provided, however, that, to the extent practicable, the Receiving Party shall first provide written notice to the Disclosing Party reasonably in advance under the circumstances in order to give the Disclosing Party a reasonable opportunity to quash such order or subpoena or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order or subpoena to be held in confidence by such court or Governmental Authority or, if disclosed, be used only for the purposes for which such order or subpoena was issued; and provided, further, that whether a disclosure order or subpoena is quashed or a protective order is obtained, any Confidential Information that may be disclosed in response to such court or Governmental Authority order or subpoena shall be limited to information that, in the reasonable opinion of counsel to the Receiving Party, is legally required to be disclosed in such response to such order or subpoena.

6.3

A Receiving Party may also disclose Confidential Information to the extent that such disclosure is made (a) to a Governmental Authority as required in connection with any filing, application or request for Regulatory Approval with respect to the Licensed Product, (b) to comply with the reporting requirements of any applicable laws or any securities exchange on which the securities of the Receiving Party or its Affiliates are traded or (c) to a Third Party to which a Receiving Party has a contractual obligation related to the Licensed Product, but only to the extent such information is required by such contractual obligation, provided, that in each case (clauses (a), (b) and (c)), reasonable measures are taken to seek confidential treatment of such Confidential Information.

6.4

A Receiving Party may disclose this Agreement to a Third Party in connection with or in conjunction with (a) a proposed merger, consolidation, sale of assets that includes those related to this Agreement, (b) a permitted assignment of this Agreement or (c) loan financing, raising of capital, or sale of securities; provided, however, that the disclosing Party obtains an agreement for confidential treatment thereof on terms no less protective than those contained herein.

6.5	Any Confidential Information disclosed pursuant to this Section shall maintain its confidentiality protection and nonuse restrictions for all purposes other than such disclosure.

6.6

No Implied Rights. Except as otherwise expressly set forth in this Agreement, nothing herein shall be construed as granting any Receiving Party any right, title, interest in or ownership of the Confidential Information, proprietary information or Intellectual Property of the Disclosing Party. For the avoidance of doubt, specific information disclosed as part of Confidential Information shall not be deemed to be in the public domain or in the prior possession of the Receiving Party merely because it is embraced by more general information in the public domain or by more general information in the prior possession of the Receiving Party.

6.7

Information Transfer Package; Licensed Compound. Without limiting any other restrictions in this Agreement, ELEVAI is not permitted to use, disclose or otherwise reference the Information Transfer Package, in whole or part, outside of activities related to this Purpose under this Agreement during the Term and subsequent surviving confidentiality term. Any such use, disclosure or reference shall be an uncurable material breach of this Agreement. As part of the Information Transfer Package, or thereafter during the Term of this Agreement, ELEVAI may be provided access to information related to and identities of Yuva Bio’s suppliers of the Licensed Compound, Yuva Bio’s development partners, or other key vendors and partners (“Yuva Bio Partners”). Such information shall be considered Yuva Bio’s Confidential Information. During the Term, ELEVAI shall not, without collaboration of or without prior written approval of Yuva Bio, contact or otherwise communicate with such Yuva Bio Partners in connection with the Licensed Compound or the Purpose. ELEVAI shall not reverse engineer, modify or create derivatives or improvements or permit the modification of or creation of additional Compound Y100 (through natural or synthetic methods) or derivatives of, or improvements on, Compound Y100 or related Proprietary Information without Yuva Bio’s prior written consent; provided that the foregoing shall not limit ELEVAI’s rights to Develop, Manufacture and Commercialize Licensed Products under this Agreement. Following receipt of the Information Transfer Package, ELEVAI shall not develop, license, make, have made, offer to sell or sell products using, based on or derived from Compound Y100 or using any part of the Information Transfer Package without a valid license agreement in place with Yuva Bio;. This clause shall apply whether any such product is developed in-house by ELEVAI or acquired from any third parties and resold by ELEVAI.

6.8

Survival of Confidentiality Obligations. The confidentiality obligations of the Parties contained in this Section shall remain binding on both Parties during the Term and for a period of ten (10) years after the expiration of the Term or the termination of this Agreement, regardless of the cause of such expiration or termination.

7.	Intellectual Property.

7.1

Yuva Bio Patent Prosecution and Maintenance. For each patent application and patent that is a Yuva Bio Patent, Yuva Bio shall, at Yuva Bio’s sole cost and expense: (i) have the right (but not the obligation to) prepare, file and prosecute such patent application; (ii) have the right (but not the obligation to) maintain such patent; and (iii) keep ELEVAI informed of the issuance of patents from any such patent application.

7.2

Background IP. Each Party retains all right, title and interest in and to its Background Intellectual Property. Background Intellectual Property supplied by one Party to the other shall remain the property of the supplying Party, who may dispose of the same at its discretion. ELEVAI shall have a limited license to use Yuva Bio’s Background Intellectual Property only to the extent necessary to facilitate its obligations in connection with the Purpose during the Term and may not dispose of the same under any circumstances, including disclosing it to any Third Parties.

7.3

Yuva Bio Developed IP. Yuva Bio shall own all right, title and interest in the Yuva Bio Developed IP. Yuva Bio shall have the right, but not the obligation to prepare, file, prosecute, maintain, license and enforce, under its exclusive control and at its expense the Intellectual Property therein.

7.4

ELEVAI Developed IP. ELEVAI shall own all right, title and interest in ELEVAI Developed IP. ELEVAI shall have the right, but not the obligation to prepare, file, prosecute, maintain, license, and enforce, under its exclusive control and at its expense, the Intellectual Property therein.

7.5	Cooperation.

(a)	ELEVAI hereby assigns (and shall take all steps necessary to cause to be assigned) to Yuva Bio, and Yuva Bio accepts, all of ELEVAI’s right, title and interest in or to Yuva Bio Developed IP.

(b)	Yuva Bio hereby assigns (and shall take all steps necessary to cause to be assigned) to ELEVAI, and ELEVAI accepts, all of Yuva Bio’s right, title and interest in or to ELEVAI Developed IP.

(c)

For all Intellectual Property owned by one Party under this Section, the Party not owning the Intellectual Property shall, if and whenever requested to do so by the other Party, cooperate in any proceeding which may be initiated, and in every proper way to testify, execute affidavits, instruments, or statements necessary to confirm the owning Party’s rights and title to the Intellectual Property, including for filing, prosecution, maintenance, and enforcement. The cooperating Party shall be reimbursed the other Party for any reasonable expenses incurred in so doing.

(d)

Each Party covenants that any of its employees, contractors, or consultants involved in the performance of such Party’s tasks under this Agreement shall perform such work subject to inventions agreements that provide such Party with sole, exclusive and freely assignable ownership of all Intellectual Property developed by such employee, contractor, or consultant in the course of such work and all moral rights therein.

7.6	Reserved.

7.7

Recognition of Inventors. Each Party shall recognize the other Party’s inventor(s) of any Developed IP patent rights to be named as the inventor(s) of such patents. Each Party that is exploiting such a patent shall be responsible for making any payments required to be made under applicable law to such inventor(s), if any. If either Party files a patent application naming inventor(s) which are the personnel of the other Party, the filing Party shall, at the request of the other Party, issue a written statement confirming such filing.

7.8	Trademarks. Neither Party shall make use of any trade name, trademark or service mark of the other Party without the prior written approval of the other Party.

7.9

Other Intellectual Property. For the avoidance of doubt, all other Intellectual Property rights of the Parties that presently exist or that are created outside of this Agreement will remain owned by the Parties as their rights exist under U.S. or international patent, copyright, and other laws without modification by this Agreement.

7.10

Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code, or under similar statutes in other jurisdictions, as applicable. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code.

8.	Patent Marking Requirements.

8.1

Compliance With Patent Marking Requirements. ELEVAI shall mark all Licensed Products and all associated packaging and documentation with the appropriate marking and notices associated with the applicable Yuva Bio Patents in accordance with the applicable laws of each country or jurisdiction in which such Licensed Products are manufactured, used or sold.

9.	Representations; Disclaimers.

9.1

Mutual. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that (a) it is duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, (c) this Agreement is legally binding upon it and enforceable in accordance with its terms and conditions and (d) the execution and delivery of this Agreement by it does not conflict with any agreement to which it is a party, or to which it is bound.

9.2	Yuva Bio. Yuva Bio hereby represents and warrants to ELEVAI as of the Effective Date that:

(a)	Yuva Bio is entitled to grant the rights and licenses granted to ELEVAI as set forth in this Agreement.

9.3

Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION, YUVA BIO MAKES NO WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED IP OR LICENSED PRODUCTS OR COMBINATION PRODUCTS. IN ADDITION, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, YUVA BIO MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE YUVA BIO PATENTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED TECHNOLOGY IP OR LICENSED PRODUCTS OR COMBINATION PRODUCTS ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

10.	Indemnification.

10.1

ELEVAI shall defend, indemnify and hold harmless Yuva Bio and its Affiliates and each of their officers, directors, shareholders, employees, successors and permitted assigns from and against any and all any losses, costs, liabilities, judgments, debts and other fees (including attorneys’ fees) incurred by any Yuva Bio indemnitees caused by any claims, charges, complaints, actions, suits, proceedings, hearings, investigations and demands brought against any indemnitee by any Third Party (“Claims”) relating to or arising from: (a) ELEVAI’s gross negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement, (b) breach by ELEVAI of any of its representations, warranties, covenants or obligations under this Agreement, (c) activities directed to the Development, Manufacture or Commercialization of Licensed Products or Combination Products by ELEVAI, ELEVAI Affiliates, agents or subcontractors (including any use, handling, storage, marketing, sale, distribution or other disposition of the Licensed Products or Combination Product by such persons in performance of such Development, Manufacture or Commercialization, (d) the infringement or alleged infringement of a Licensed Product which contains exosomes and/or stem cell derived ingredients or Combination Product, or (e) product liability, safety, false advertisement or other claim of any kind related to the offer to or use by a Third Party of a product that was manufactured, sold, marketed or otherwise disposed of by ELEVAI, or its Affiliates, in each of the foregoing subsections (a)-(e) to the extent that the Claim is not otherwise subject to Yuva Bio’s indemnification obligations.

10.2

Yuva Bio shall defend, indemnify and hold harmless ELEVAI and its Affiliates and each of their officers, directors, shareholders, employees, successors and permitted assigns from and against any and all any losses, costs, liabilities, judgments, debts and other fees (including attorneys’ fees) incurred by any ELEVAI indemnitees caused by any Claims relating to or arising from (a) Yuva Bio’s gross negligence or willful misconduct in performing any of its obligations or exercising its rights under this Agreement, (b) breach by Yuva Bio of any of its representations, warranties, or covenants under this Agreement.

10.3

Procedures for Third Party Claims. With respect to a Claim, the indemnified Party (“Indemnified Party”) shall promptly notify the indemnifying Party (“Indemnifying Party”) of any Claim with respect in which the Indemnified Party is seeking indemnification under this Section (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieved the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall have the right to assume full control over the defense and settlement thereof provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense. The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. The Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any of the claims that may be made by or against the Indemnified Party, and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action. The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigation of any Claim. Regardless of who control the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

11.	Limitations of Liability.

11.1

Disclaimer. EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NONDISCLOSURE OBLIGATIONS WITH RESPECT TO CONFIDENTIAL INFORMATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS AGREEMENT, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

11.2

Limitation. EXCEPT FOR A PARTY’S BREACH OF ITS CONFIDENTIALITY AND NONDISCLOSURE OBLIGATIONS WITH RESPECT TO CONFIDENTIAL INFORMATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE IN THE AGGREGATE FOR ALL CLAIMS HEREUNDER, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, FOR AN AMOUNT IN EXCESS OF (A) $10,000 IF THE CLAIM GIVING RISE TO LIABILITY ARISES PRIOR TO THE COMMENCEMENT OF COMMERCIALIZATION, IF ANY, AND (B) THE AMOUNTS PAID TO YUVA BIO BY ELEVAI IN THE THEN-PRIOR TWELVE (12) MONTH PERIOD, IF THE CLAIM GIVING RISE TO LIABILITY ARISES AFTER COMMENCEMENT OF COMMERCIALIZATION.

12.	Term and Termination.

12.1

Term. This Agreement shall commence on the Effective Date and shall continue until terminated in accordance with this Section 12. Notwithstanding any other provision of this Agreement, any license granted under a Yuva Bio Patent hereunder shall not remain in effect beyond the expiration of the last-to-expire Valid Claim of such Yuva Bio Patents.

12.2	Termination by ELEVAI. ELEVAI may terminate this Agreement at any time with or without reason upon 90 (ninety) days prior written notice to Yuva Bio.

12.3

Insolvency. If an Insolvency Event occurs, (a) ELEVAI will give immediate (not longer than three Business Days) notice to Yuva Bio of such occurrence, and (b) Yuva Bio will have the right to immediately terminate this Agreement by written notice to ELEVAI.

12.4

Termination for Cause. Each Party will have the right to terminate this Agreement if the other Party breaches any material term or condition of this Agreement (including failure to) and fails to cure the breach within thirty (30) days after receipt of written notice of the breach (if curable).

12.5

Termination by Yuva Bio. Yuva Bio may terminate this Agreement immediately upon written notice to Yuva Bio on a country-by-country basis if: (a) as of the one year anniversary of the Clinical Trial Completion Date, in Yuva Bio’s reasonable determination, ELEVAI has not (i) taken measurable actions to Commercialize the Licensed Product, (ii) developed draft marketing materials for sale of Licensed Products, or (iii) paid in full its obligations for Minimum Royalties; (b) as of the second anniversary of the Clinical Trial Completion Date, no Net Sales have accrued; (c) in Yuva Bio’s reasonable judgement, ELEVAI has failed to exert commercially reasonable efforts in Development, Manufacture or Commercialization or as to any Progress Report or accepted Option Request; or (d) as otherwise expressly stated in this Agreement. As an alternative to Yuva Bio’s termination right, Yuva Bio may offer the continuation of the Agreement subject to an amendment to this Agreement reflecting revised Minimum Royalties, Earned Royalties or other obligations which, if executed by the Parties.

12.6

Effect of Termination. In the event of termination by either Party pursuant to this Section, without limiting any other rights or remedies, neither Party shall have any further rights or obligations under this Agreement, except as specifically provided under this Agreement. In the event of the termination of this Agreement, each Party shall (a) as soon as reasonably practicable cease activities under the Agreement; (b) promptly pay any fees or payments due to the other Party arising from activities performed or Net Sales prior to the effective date of termination; and (c) return to each other or destroy all materials embodying Confidential Information of the other Party.

13.	General.

13.1

Relationship of the Parties. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or joint venture between the Parties hereto, or be deemed to constitute any party the agent or employee of the other Party for any purpose whatsoever and neither Party shall have the authority or power right to bind the other or to contract in the name of, or create a liability against, the other Party in any way or for any purpose.

13.2

Governing Law. This Agreement will be governed exclusively by and construed exclusively under: (a) the laws of the State of New York, without regard to conflict of law provisions; and (b) the federal laws of the United States of America; and any legal action or proceeding by any Party to enforce, construe or otherwise concerning this Agreement will be brought exclusively in the state or federal courts located in New York City in the State of New York, and in any action or proceeding, each Party agrees to irrevocably submit to the exclusive jurisdiction and venue of those courts.

13.3

Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section:

If to ELEVAI:	Elevai Labs, Inc. 1120 Newport Center Drive, Suite 250 Newport Beach, California 95618 Attention: Braeden Lichti braeden@elevailabs.com
with a copy to:	Coblentz Patch Duffy & Bass LLP One Montgomery Suite 3000 San Francisco, California 94104 Attention: Paul Tauber ptauber@coblentzlaw.com
If to Yuva Bio:	Yuva Biosciences, Inc. 1500 First Avenue N, Suite L133 Birmingham, AL 35203 Attention: Greg Schmergel greg@yuvabio.com
with a copy to:	Preti Flaherty PO Box 1318 Concord, NH 03302

Attention : Kara Sweeney KSweeney@preti.com

13.4

Titles and Headings. Titles and headings used in this Agreement have been inserted for convenience of reference only and do not define, modify, or restrict the meaning or interpretation of the terms or provisions of this Agreement.

13.5

Assignment. Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party provided that each Party may assign this Agreement to any Affiliate of, or successor to, such Party or in connection with the sale of all or substantially all of the assets or outstanding capital stock of such Party.

13.6

Waiver. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.7

Expenses. Unless otherwise set forth in this Agreement or mutually agreed by the Parties in writing, neither Party will be required to pay the other Party any fee for the rights granted under this Agreement and each Party will be solely responsible for all costs, expenses, and fees that it incurs in the performance of its obligations and exercise of its rights under this Agreement.

13.8

No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.9

Severability. If any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any provision is held invalid by a court having proper jurisdiction, then: (i) that provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law; and (ii) the remaining terms and conditions of this Agreement will remain in full force and effect.

13.10

Entire Agreement. This Agreement, and the documents to be delivered hereunder constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein (except for the MTA), and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter (except for the MTA). The terms and conditions of the Material Transfer Agreement dated June 20, 2023 (the “MTA”) are hereby incorporated by reference into this Agreement. The MTA shall remain in full force and effect. In the event of any conflict between this Agreement and the MTA, the terms of the MTA shall prevail. This Agreement shall be considered a “valid license agreement” as specified in Section 3.1 and 3.2 of the MTA.

13.11

Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or applicable law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty or covenant. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular. The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole, including exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Annexes, Articles, Exhibits, Sections or Schedules, such reference shall be to an Annex, Article, Exhibit, Section or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.” Pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.12	Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto.

13.13

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

13.14

Injunctive Relief. Each Party acknowledges and agrees that any violation or threatened violation of Sections 2.1 or 2.3 by Yuva Bio or Section 6 by either Party or its Representatives may cause irreparable injury to the other Party for which money damages would be an inadequate remedy. Accordingly, in addition to remedies at law, the non-violating Party shall be entitled to seek equitable or injunctive relief as a remedy for any such violation or threatened violation without the need to post any bond or any other security.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement as of the Effective Date.

YUVA BIOSCIENCES, INC.		ELEVAI LABS, INC.

By:	/s/ Greg Schmergel	By:	/s/ Jordan R. Plews
Name:	Greg Schmergel	Name:	Jordan R. Plews
Title:	CEO	Title:	CEO

Date:	November 28, 2023	Date:	November 28, 2023